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                                                                    Exhibit 21.1


                                  SUBSIDIARIES

Subsidiaries
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     CITGO Asphalt Refining Company, a New Jersey general partnership
     CITGO East Coast Oil Corporation, a Delaware corporation
     CITGO Gulf Coast Refining, Inc., a Delaware corporation
     CITGO Investment Company, a Delaware corporation
     CITGO Pipeline Company, a Delaware corporation
     CITGO Pipeline Holding I, LLC, a Delaware limited liability company
     CITGO Pipeline Holding II, LLC, a Delaware limited liability company CITGO Pipeline Investment Company, a Delaware corporation
     CITGO Products Pipeline Company, a Delaware corporation
     CITGO Refining and Chemicals Company L.P., a Delaware limited partnership CITGO Refining Investment Company, a Delaware corporation
     PDV Midwest Refining, L.L.C., a Delaware limited liability company
     VPHI Midwest, Inc., a Delaware corporation